Exhibit 99.1

KNIGHT TRADING GROUP ANNOUNCES GAAP EARNINGS OF $0.26 PER DILUTED SHARE FOR THE FIRST QUARTER 2004, COMPARED TO LOSS OF $0.09 PER DILUTED SHARE FOR FIRST QUARTER 2003

Results fueled by strong performance in core market-making businesses, benefiting from greater penetration of institutional client base and favorable market conditions

Knight announces revised 2004 guidance range of $0.75 to $0.95 earnings per share, versus previous guidance range of $0.65 to $0.85 earnings per share

Knight Board of Directors approves $15 million increase in the company’s share repurchase program

JERSEY CITY, New Jersey (April 21, 2004) – Knight Trading Group, Inc. (Nasdaq: NITE) today reported GAAP earnings of $31.8 million for the first quarter of 2004, or $0.26 per diluted share. For the first quarter of 2003, the company reported a GAAP loss of $9.8 million, or a loss of $0.09 per diluted share.

The results for the first quarter of 2003 included $11.3 million, net of tax, or $0.10 per diluted share, related to charges for writedown of assets and lease loss accruals, and a loss from discontinued operations. Excluding these items, the firm had earnings from operations of $1.5 million, or $0.01 per diluted share, for the first quarter of 2003.

Revenues for the first quarter of 2004 were $239.8 million, compared to $126.3 million for the first quarter of 2003.

“Over the last year, Knight has become a firm that has consistently produced improving quarterly results, a marked contrast to an unprofitable company struggling with how to manage through an unfavorable market,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “Quarter over quarter, Knight’s core market-making businesses were at the heart of our earnings growth. Both Equity Markets and Derivative Markets benefited from a healthy market environment. In particular, Knight’s Equity Markets segment accounted for the bulk of our revenues and earnings in the first quarter due to strong volume growth and new business efforts, especially among institutional clients. Asset Management, a larger contributor to earnings in past quarters when the market was negatively affecting our core businesses, was a lesser influence in the first quarter as returns from the market-neutral Deephaven funds were in line with our forecasted guidance. Together, results from all three segments led Knight to its best quarterly revenues and earnings since the fourth quarter of 2000.”

	Q1 2004	Q1 2003
Revenues ($)	239,843,596	126,335,832
Income/(loss) from continuing operations ($)	31,814,456	(8,779,399)
Loss from discontinued operations ($)	0	(1,055,934)
Net income/(loss) ($)	31,814,456	(9,835,333)
Diluted EPS from continuing operations ($)	0.26	(0.08)
Diluted EPS from discontinued operations ($)	0.00	(0.01)
Diluted EPS ($)	0.26	(0.09)
U.S. equity dollar value traded (in $ millions)	493,714	271,560
U.S. equity trades executed (in thousands)	59,309	34,170
Average daily U.S. equity trades (in thousands)	957	560
Nasdaq and Listed equity shares traded (in millions)	40,362	26,366
OTC Bulletin Board and Pink Sheet shares traded (in millions)	320,555	40,000
U.S. options contracts traded (in thousands)	21,530	12,876

Equity Markets

During the first quarter of 2004, the Equity Markets business segment, which principally consists of domestic equity market-making and institutional sales operations, generated total revenues of $170.8 million versus $73.6 million during the first quarter of 2003.

Derivative Markets

During the first quarter of 2004, the company’s Derivative Markets business segment, which principally consists of options market-making and option specialist operations, generated total revenues of $50.2 million versus $32.2 million during the first quarter of 2003.

Asset Management

The company’s Asset Management business segment generated $13.9 million in asset management fees during the first quarter of 2004, compared to $14.2 million in the same period a year ago. The decrease reflects lower returns, but higher assets under management. Asset Management had approximately $2.2 billion under management at March 31, 2004 versus $1.2 billion at March 31, 2003. On April 1, 2004, assets under management further increased to $2.5 billion. The company earned $4.8 million during the first quarter of 2004 on its investment in the Deephaven funds, down from $6.1 million in the first quarter of 2003.

The company had 933 employees at the end of the first quarter 2004, compared to 939 at the end of 2003.

Mr. Joyce said, “Knight’s strong performance in the first quarter is evidence that the company is effectively meeting the business objectives we outlined last year. We said we wanted to build a bigger institutional business from our strong trading platform, and we are. We continue to strive to make our broker-dealer operations increasingly more efficient, as promised. While operating a derivatives business in a constantly changing market structure continues to be a challenge, we began making markets in new products as well as leveraging our infrastructure in a market characterized by expanding volumes. Finally, Deephaven management concentrated efforts on raising assets under management and were rewarded with inflows in the first quarter while maintaining performance with peer funds.

“Knight has increased and diversified its client base – and increased revenues in tandem – as the company has consistently delivered on its commitment to meet client demands,” Mr. Joyce continued. “What was once just a philosophy to focus on clients has become our custom for doing business, with real results. Our institutional relationship-building efforts have been successful. At the same time, introductions of several offerings from Knight, like soft dollar and commission recapture programs through Donaldson & Co., are being well-received. Knight continues to review businesses, like Donaldson’s, that may complement our current execution services. And with a cash position that remains robust, Knight has an easily accessible means for exploring new products and services in the marketplace.”

Annual Guidance Range Update

Today Knight announced an updated earnings per share annual guidance range for 2004 of $0.75 to $0.95. At its Analyst and Institutional Investor Meeting held November 10, 2003, Knight had announced annual earnings per share guidance of $0.65 to $0.85 for 2004.

Knight will hold its spring Analyst and Institutional Investor Meeting on May 10, 2004. A live Webcast can be accessed on the day of the event through Knight’s corporate Web site.

Liquidity and Stock Repurchase Plan

The company had $824.9 million in stockholders’ equity as of March 31, 2004, equivalent to a book value of $7.10 per share. As of March 31, 2004, the company had $228.7 million in cash and cash equivalents and a $227.4 million investment in funds managed by its Deephaven subsidiary.

During the first quarter of 2004, the company repurchased 501,700 shares. To date, the company has repurchased 14,816,900 shares for $80.7 million under the program.

At its April 20, 2004 meeting, the Board of Directors authorized a $15 million increase in the size of its repurchase program to $110 million from $95 million. The company cautions that there are no assurances that any further repurchases may actually occur.

Knight Trading Group had approximately 116.2 million shares of common stock outstanding as of March 31, 2004.

Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in equities and derivatives. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the equity market. Knight also operates an asset management business for institutions and high net worth individuals. To be a valued partner, Knight strives to provide superior client service and will continue to tailor its offering to meet the needs of its clients. More information about Knight can be obtained at www.knighttradinggroup.com.

Copies of this earnings release and other information on the company can be obtained via the Internet at the company’s Web site, or by calling the company’s toll-free investor information line at 1-877-INFO-NITE. The company will conduct its first quarter earnings conference call for analysts, investors and the media at 9:00 a.m. (EST) today, April 21, 2004. The conference call will be Webcast live at 9:00 a.m. (EST) for all investors and interested parties on Knight’s Web site. In addition, the company will release its volume statistics for March 2004 before the start of trading today on Knight’s Web site.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management believes provides useful information to investors. Within this press release, the Company has disclosed its net income (loss) amounts for certain reporting periods before writedowns and discontinued operations to assist the reader in understanding the impact of these writedowns and discontinued operations on the Company’s financial results, thereby facilitating more useful period-to-period comparisons of the Company’s businesses.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.

CONTACTS	Margaret Wyrwas	Judy Pirro
	Senior Managing Director,	Vice President,
	Corporate Communications & Investor Relations	Investor & Shareholder Relations
	201-557-6954 or mwyrwas@knighttrading.com	201-356-1548 or jpirro@knighttrading.com

	Kara Fitzsimmons	Greta Morley
	Vice President,	Assistant Vice President,
	Corporate Communications	Marketing Communications & Public Relations
	201-356-1523 or kfitzsimmons@knighttrading.com	201-557-6948 or gmorley@knighttrading.com

[Financial Tables Follow]

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS*

	For the three months ended March 31,
	2004	2003
REVENUES
Net trading revenue	$176,448,375	$91,100,434
Commissions and fees	45,994,455	11,781,412
Asset management fees	13,932,132	14,225,722
Interest and dividends, net	(2,858,133)	1,770,364
Investment income and other	6,326,767	7,457,900

Total revenues	239,843,596	126,335,832

EXPENSES
Employee compensation and benefits	79,848,954	54,017,973
Execution and clearance fees	44,292,329	29,217,624
Payments for order flow	19,511,497	10,912,792
Soft dollar and commission recapture expense	15,775,915	667,473
Communications and data processing	7,777,425	8,734,307
Depreciation and amortization	5,791,378	8,115,637
Occupancy and equipment rentals	4,821,175	4,435,630
Professional fees	3,590,875	3,792,164
Business development	2,142,799	1,949,906
Writedown of assets and lease loss accrual	—	17,412,066
Other	2,961,937	2,664,557

Total expenses	186,514,284	141,920,129

Income/(loss) before income taxes and discontinued operations	53,329,312	(15,584,297)
Income tax expense/(benefit)	21,514,856	(6,804,898)

Net income/(loss) from continuing operations	31,814,456	(8,779,399)

Loss from discontinued operations, net of tax	—	(1,055,934)

Net income/(loss)	$31,814,456	$(9,835,333)

Basic earnings per share from continuing operations	$0.28	$(0.08)

Diluted earnings per share from continuing operations	$0.26	$(0.08)

Basic and diluted earnings per share from discontinued operations	$—	$(0.01)

Basic earnings per share	$0.28	$(0.09)

Diluted earnings per share	$0.26	$(0.09)

Shares used in computation of basic earnings per share	113,473,360	114,050,350

Shares used in computation of diluted earnings per share	121,988,464	114,050,350

*	Certain prior period amounts have been reclassified to conform to the current year presentation.

KNIGHT TRADING GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$228,735,532	$262,200,309
Securities owned, held at clearing brokers, at market value	3,459,400,308	3,025,120,511
Receivable from brokers and dealers	312,054,120	269,815,897
Investment in Deephaven sponsored funds	227,435,643	197,605,068
Fixed assets and leasehold improvements at cost, less accumulated depreciation and amortization	36,060,918	37,557,829
Strategic investments	25,098,984	20,516,876
Goodwill	23,438,150	21,109,518
Intangible assets, less accumulated amortization	13,478,980	14,696,175
Other assets	112,351,947	109,196,325

Total assets	$4,438,054,582	$3,957,818,508

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Securities sold, not yet purchased, at market value	$2,800,622,358	$2,658,090,718
Payable to brokers and dealers	657,382,833	313,744,175
Accrued compensation expense	68,149,185	116,668,586
Accounts payable, accrued expenses and other liabilities	86,968,555	79,183,251

Total liabilities	3,613,122,931	3,167,686,730

Stockholders’ equity
Class A common shares	1,298,329	1,281,871
Additional paid-in-capital	391,274,385	370,897,405
Retained earnings	530,871,211	499,056,756
Treasury stock, at cost	(75,027,891)	(68,795,258)
Unamortized stock-based compensation	(23,484,383)	(12,308,996)

Total stockholders’ equity	824,931,651	790,131,778

Total liabilities and stockholders’ equity	$4,438,054,582	$3,957,818,508

KNIGHT TRADING GROUP, INC.

RECONCILIATION OF GAAP TO NON-GAAP DISCLOSURES

	For the three months ended March 31,
	2004	2003
GAAP NET INCOME (LOSS)	$31,814,456	$(9,835,333)

Adjustments, net of tax:
Writedown of assets and lease loss accrual	—	10,274,827
Loss from discontinued operations	—	1,055,934

Net impact of writedowns and charges	—	11,330,761

EARNINGS FROM OPERATIONS	$31,814,456	$1,495,428

GAAP NET INCOME (LOSS) PER DILUTED SHARE	$0.26	$(0.09)

Adjustments, net of tax:
Writedown of assets and lease loss accrual	—	0.09
Loss from discontinued operations	—	0.01

Net impact of writedowns and charges	—	0.10

EARNINGS (LOSS) FROM OPERATIONS PER DILUTED SHARE	$0.26	$0.01